As filed with the Securities and Exchange Commission on July 23, 2026

Registration No. 333-190607

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

post-effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT NO. 333-190607

UNDER

THE SECURITIES ACT OF 1933

Expro Group Holdings N.V.

(Expro Ltd, as successor by merger to Expro Group Holdings N.V.)

(Exact name of registrant as specified in its charter)

The Netherlands	98-1107145
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

(Address of Principal Executive Offices Including Zip Code)

Expro Group Holdings N.V. Long-Term Incentive Plan

Expro Group Holdings N.V. Employee Stock Purchase Plan

(Full Title of the Plan)

John McAlister

General Counsel

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

(713) 463-9776

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Expro Ltd, an exempted company incorporated under the laws of the Cayman Islands (“Expro Ltd”), as successor by merger to Expro Group Holdings N.V., a public limited liability company previously organized under the laws of the Netherlands (“Expro N.V.”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (Registration Statement No. 333-190607) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on August 14, 2013 to register (i) 20,000 shares of common stock, par value €0.01 per share (the “Common Stock”), of Frank’s International N.V., the predecessor to Expro N.V., issuable under the Frank’s International N.V. 2013 Long-Term Incentive Plan, which was subsequently assumed and amended and restated by Expro N.V. and renamed the Expro Group Holdings N.V. Long-Term Incentive Plan, (ii) 3,000 shares of Common Stock issuable under the Frank’s International N.V. Employee Stock Purchase Plan, which was subsequently assumed and amended and restated by Expro N.V. and renamed the Expro Group Holdings N.V. Employee Stock Purchase Plan, to terminate all offerings under the Registration Statement and deregister any and all securities that remain unsold pursuant to the Registration Statement.

On July 13, 2026, Expro N.V. completed its previously announced redomiciliation transaction (the “Redomiciliation”) pursuant to which (a) Expro N.V. merged with and into Expro Luxembourg S.A., a public limited liability company incorporated under the laws of Luxembourg (“Expro Luxembourg”), with Expro Luxembourg surviving (the “Luxembourg Merger”), and (b) following completion of the Luxembourg Merger, Expro Luxembourg merged with and into Expro Ltd, with Expro Ltd continuing as the surviving company (together with the Luxembourg Merger, the “Mergers”). In the Mergers, each share of common stock, nominal value €0.06 per share, of Expro N.V. (“Expro N.V. Common Shares”) issued and outstanding immediately prior to the Mergers was automatically canceled and ultimately exchanged for one ordinary share, par value $0.0001 per share, of Expro Ltd (“Expro Ltd Ordinary Shares”), and, as a result, the former shareholders of Expro N.V. automatically became shareholders of Expro Ltd, holding the same number and percentage of Expro Ltd Ordinary Shares as they held of Expro N.V. Common Shares immediately prior to the Mergers. Expro Ltd replaced Expro N.V. as the publicly held company traded on the New York Stock Exchange.

As a result of the completion of the Redomiciliation, this Amendment is being filed by Expro Ltd, as successor by merger to Expro N.V., to withdraw and remove from registration all of the securities that remain unsold under the Registration Statement. In accordance with an undertaking made by Expro N.V. in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Expro Ltd, as successor by merger to Expro N.V., hereby removes from registration any and all of the securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Expro Ltd, as successor by merger to Expro N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 23, 2026.

EXPRO LTD as successor by merger to Expro Group Holdings N.V.

By:	/s/ John McAlister
Name:	John McAlister
Title:	General Counsel

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.